Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (Registration No. 333-202354) of our report dated February 25, 2015, except with respect to our opinion on the Consolidated Financial Statements insofar as it relates to the effects of changes in segments discussed in Note 24, for which the date is April 29, 2015, relating to the financial statements and the effectiveness of internal control over financial reporting, included in Bank of America Corporation’s Current Report on Form 8-K filed on April 29, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Charlotte, NC
May 1, 2015